Exhibit 99.1

April 27, 2004

CHESAPEAKE REPORTS FIRST QUARTER 2004 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported net income from continuing operations for the first quarter of 2004 of $0.7 million, or $0.04 per share, compared to net income from continuing operations for the first quarter of 2003 of $0.6 million, or $0.04 per share. During the first quarter of 2004 the company completed the liquidation of its land development segment and, accordingly, the results for that segment for both the current year and the prior year have been reported as discontinued operations. Including discontinued operations, net income for the first quarter of 2004 of $0.7 million, or $0.04 per share, compared to net income for the first quarter of 2003 of $2.7 million, or $0.18 per share.

"This has been a very productive quarter for us, as we have completed several steps that have strengthened our balance sheet and should provide us with long-term financial flexibility and liquidity," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "As we previously reported, we sold approximately 4.05 million shares of our common stock in an underwritten public offering, and we used those proceeds to pay down a portion of our high cost 10.375% senior subordinated notes in April and to repay outstanding borrowings on our senior credit facility. We also amended our senior credit facility during the quarter to extend its maturity to February 2009, and to obtain improved pricing with more favorable financial covenants. These steps should provide the financial flexibility we need to pursue growth opportunities and to implement our long-term business plan.

"Our results for the first quarter were in line with our expectations for our usually seasonally slow first quarter," Johnson added. "In our paperboard packaging segment we have seen improved sales volume in our pharmaceutical sector, but that improvement was offset by start-up costs at our new German facilities and continued sluggish sales volume in the international and branded sector. However, we are encouraged by a pickup in new design activity for our international and branded customers. Our plastic packaging segment is continuing to perform very well. Before the costs and the cash flow effect of the costs of the early repayment of our senior subordinated notes, we continue to expect earnings for 2004 to be in the range of $1.10 to $1.50 per share, and cash flow available for shareholders and debt reduction to range from $30 million to $50 million."

Overview of first quarter results:

  Net sales from continuing operations for the first quarter of 2004 increased 24 percent over the comparable period in 2003. The increase in net sales for the quarter was primarily due to favorable foreign currency exchange rates and increased volume in the pharmaceutical sector of the paperboard packaging segment and in the plastic packaging segment, partially offset by lower sales volume primarily in the international and branded sector.
  EBIT for the paperboard packaging segment decreased 10 percent for the first quarter of 2004 over the comparable period in 2003. The decrease in paperboard packaging EBIT for the first quarter was primarily due to approximately $3.1 million of increased depreciation expense and $1.4 million of start-up costs for two new German facilities and decreased sales volume in the international and branded packaging sector, partially offset by favorable foreign currency exchange rates. Excluding the effect of changes in foreign currency exchange rates, EBIT for this segment was down 22 percent compared to the prior-year quarter, as the start up costs and decreased sales volume more than offset the favorable results in the pharmaceutical sector.
  First quarter 2004 EBIT for the plastic packaging segment was $5.1 million, an increase of 70 percent over the comparable period in 2003. EBIT in all sectors of the plastic packaging segment increased in the first quarter of 2004 compared to the prior-year first quarter. There has been a strong start to the agrochemical season, and strong sales volume and a favorable mix of products contributed to the improved results in the food and beverage sector. Favorable foreign currency rates also contributed to improved first quarter 2004 results. Excluding the effect of changes in foreign currency exchange rates, EBIT for this segment was up 47 percent compared to the prior-year quarter.
  Corporate expenses were $3.9 million for the first quarter of 2004, an increase of $0.2 million over the first quarter of 2003, primarily due to increased costs for Sarbanes-Oxley Act compliance.
  There were no earnings from discontinued operations for the first quarter of 2004, compared to $2.1 million for the first quarter of 2003, as the former land development segment was liquidated.

Other information:

  Net interest expense from continuing operations was $11.3 million for the first quarter of 2004, down $0.4 million compared to the first quarter of 2003. The decrease was primarily due to lower overall interest rates.
  Changes in foreign currency exchange rates increased net sales from continuing operations for the first quarter of 2004 by 15 percent and increased EBIT from continuing operations by 22 percent. Changes in foreign currency exchange rates increased net interest expense from continuing operations by 8 percent for the 2004 first quarter compared to the prior-year first quarter.
  The overall effective income tax rate for the first quarter of 2004 was 26 percent compared to an overall effective income tax rate of 22 percent for the first quarter of 2003. The change in the effective income tax rate year-over-year was primarily due to the mix of earnings between the company's operating locations in different countries.
  Cash flow available for shareholders and debt reduction (1) (defined as net cash provided from operating activities less net cash used by investing activities) totaled $32.0 million for the first quarter of 2004, an increase of $26.3 million over the first quarter of 2003. The increase primarily reflected the receipt of approximately $25 million for an IRS tax refund and the termination of a cross currency interest rate swap. The company's total capital spending was $11.9 million for the first quarter of 2004.
  Total debt, net of cash, at April 4, 2004, was $389.9 million compared to $475.0 million at December 28, 2003. The decrease in net debt is a result of the proceeds received from the common stock offering, offset in part by changes in foreign currency exchange rates that increased reported net debt by approximately $19 million at the end of the first quarter of 2004, compared to the end of fiscal year 2003.

(1) To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," a non-GAAP measure, which the company believes enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first quarter 2004 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
INCOME STATEMENT	2004	2003
Net sales from continuing operations	$263.6	$213.2
Costs and expenses:
Cost of products sold	219.8	174.3
Selling, general, and administrative expenses	33.3	29.5
Other income, net	1.8	2.3
EBIT (Earnings before interest and taxes) from continuing operations	12.3	11.7
Interest expense, net	11.3	11.7
Income from continuing operations before taxes	1.0	(0.0)
Income tax expense (benefit)	0.3	(0.6)
Income from continuing operations	0.7	0.6
Discontinued operations, net of taxes (a)	-	2.1
Net income	$0.7	$2.7

Diluted earnings per share:
Income from continuing operations	$0.04	$0.04
Discontinued operations, net of taxes (a)	-	0.14
Net income	$0.04	$0.18

Weighted average shares and equivalents outstanding - diluted	16.1	15.1

Other items:
Depreciation	$16.2	$12.9
Capital expenditures	11.9	15.6
Net cash provided by operations	43.1	19.3
Net cash used by investing activities	11.1	13.6
Cash available for shareholders and debt reduction (b)	32.0	5.7

(a) Discontinued operations for both 2003 and 2004 primarily represents the wind-down of the former land development segment.

(b) Cash available for shareholders and debt reduction is defined as net cash provided by operations less net cash used by investing activities. Cash available for shareholders and debt reduction for 2004 was increased by the receipt of a $17.4 million IRS tax refund and by the receipt of $7.3 million for the termination of a cross currency interest rate swap.

BALANCE SHEET	Apr. 4,	Dec. 28,	Mar. 30,
	2004	2003	2003
Assets
Current assets:
Cash and cash equivalents (a)	$95.2	$11.9	$23.3
Accounts receivable, net	154.5	151.1	146.6
Inventories	108.7	109.8	104.2
Other current assets	17.7	36.1	17.8

Total current assets	376.1	308.9	291.9
Property, plant and equipment, net	426.8	431.6	374.5
Goodwill	663.3	644.4	573.1
Other assets	105.1	107.9	105.1

Total assets	$1,571.3	$1,492.8	$1,344.6

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5.9	$5.0	$8.1
Income taxes payable	13.4	13.9	9.0
Other current liabilities	224.1	227.1	187.8

Total current liabilities	243.4	246.0	204.9
Long-term debt	479.2	481.9	483.6
Other long-term liabilities	74.7	75.9	82.1
Pensions and postretirement benefits	89.7	89.2	74.2
Deferred income taxes	31.4	30.1	27.5
Stockholders' equity	652.9	569.7	472.3

Total liabilities and stockholders' equity	$1,571.3	$1,492.8	$1,344.6

(a) Cash and cash equivalents at April 4, 2004, include approximately $82.6 million of the net proceeds of the company's sale of approximately 3.65 million shares of its common stock, which were used to redeem 40.0 million pounds Sterling of the company's 10-3/8% senior subordinated notes on April 19, 2004. The remaining net proceeds from the public offering of approximately $9.0 million have been or will be used to repay outstanding borrowings under the company's senior credit facility and to make open market purchases of its debt securities.

	First	Second	Third	Fourth
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter

Net sales from continuing operations:
2004
Paperboard Packaging	$219.1
Plastic Packaging	44.5

	$263.6

2003
Paperboard Packaging	$182.5	$178.5	$185.0	$207.4
Plastic Packaging	30.7	32.8	31.1	37.6

	$213.2	$211.3	$216.1	$245.0

EBIT (Earnings before interest and taxes) from continuing operations:
2004
Paperboard Packaging	$11.1
Plastic Packaging	5.1
Corporate	(3.9)

	$12.3

2003
Paperboard Packaging	$12.4	$13.4	$14.4	$20.2
Plastic Packaging	3.0	2.8	3.0	3.6
Corporate	(3.7)	(4.4)	(4.2)	(4.1)
Gain on Sale of Business	0.0	11.2	0.0	0.0

	$11.7	$23.0	$13.2	$19.7

Depreciation from continuing operations:
2004
Paperboard Packaging	$13.4
Plastic Packaging	2.7
Corporate	0.1

	$16.2

2003
Paperboard Packaging	$10.3	$10.3	$10.7	$12.3
Plastic Packaging	2.5	2.5	2.6	2.6
Corporate	0.1	0.2	0.1	0.1

	$12.9	$13.0	$13.4	$15.0